Exhibit (j.2)
Consent of Counsel

April 22, 2011

Heartland Group, Inc.
789 North Water Street, Suite 500
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We hereby consent to the incorporation by reference into Post-Effective Amendment No. 57 to the Registration Statement on Form N-1A of Heartland Group, Inc. (the "Registration Statement") of our opinion as to the legality of the shares of the various mutual fund series of Heartland Group, Inc., which opinion was previously filed as an exhibit to Post-Effective Amendment No. 53 to the Registration Statement. We also consent to the references to our firm in the Prospectus and Statement of Additional Information constituting parts of the Registration Statement.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP